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                                                                   EXHIBIT 99(a)

GROUPMAC(TM)
  8 Greenway Plaza, Suite 1500
  Houston, Texas 77046
  (888) 626-4984

FOR FURTHER INFORMATION                                                 MAK-0002
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
AT THE COMPANY:                    AT THE FINANCIAL RELATIONS BOARD:
Darren B. Miller, CFO              Norha Lee             Phil Kranz             Bob Schwaller
Russell K. Bay, Vice President     General Inquiries     Analyst Inquiries      Media Inquiries
(888) 626-4984                     (212) 661-8030        (312) 640-6669         (972) 830-2295

                 GROUPMAC ANNOUNCES MEETING TO APPROVE MERGER:
                Company Commences Cash Tender Offer for 9 3/4%
                      Senior Subordinated Notes Due 2009;
         Name of Combined Company to be Encompass Services Corporation

HOUSTON, January 14, 2000-- Group Maintenance America Corp. (GroupMAC) (NYSE:
MAK), a leading national provider of mechanical and electrical services, today announced that it will hold a special meeting of its shareholders at 9:30 a.m., Houston, Time, on February 22, 2000, at the Houston City Club, Greenway Plaza, Houston, Texas. At the meeting, shareholders will be asked to approve the merger agreement which provides for Building One Services Corporation (NASDAQ: BOSS) to merge with and into GroupMAC. The merger plans and basic terms were previously announced on November 3, 1999. In conjunction with the merger, the name of the combined company will become Encompass Services Corporation and its shares will trade under the ticker symbol "ESR" on the New York Stock Exchange.

Shareholders will also be asked to approve the issuance of GroupMAC's 7.25% convertible preferred stock to an affiliate of Apollo Management, L.P. in connection with the merger and to approve two stock-based employee plans.

GroupMAC's board of directors has set January 18, 2000 as the record date for the special meeting of shareholders. GroupMAC will begin mailing proxy solicitation materials to GroupMAC shareholders on that date and will mail cash election forms to them shortly thereafter. The electronic version of the proxy materials will be accessible via the U.S. Securities and Exchange Commission's "EDGAR" system. ChaseMellon Shareholder Services will assist GroupMAC in soliciting proxies for the meeting.

In connection with the merger, GroupMAC also announced that it has commenced a tender offer and consent solicitation for all of its outstanding 9 3/4% Senior Subordinated Notes due 2009 (the Notes). Consideration for Notes tendered under the tender offer will be equal to 100% of the principal amount (the Tender Offer Consideration), plus accrued and unpaid interest to, but not including, the date that the Notes are accepted for payment under the tender offer (the Payment
Date), payable on the Payment Date. The tender offer will expire at 5:00 p.m., New York City time, on February 14, 2000 (the Expiration

                                    -more-

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Date), unless extended. Holders of Notes must tender their Notes on or prior to the Expiration Date in order to receive the Tender Offer Consideration.

In conjunction with the tender offer, GroupMAC is soliciting consents of registered holders of Notes to proposed amendments to the indenture under which the Notes were issued. GroupMAC will pay to holders who validly consent to the proposed amendments on or prior to 11:59 p.m., New York City time, on January 28, 2000 (the Consent Date), unless extended, an amount in cash equal to $10.00 for each $1,000 principal amount of the Notes for which consents have been validly delivered and not validly revoked (Consent Payment), with such payment to be made on the Payment Date, if, but only if, the Notes are accepted for payment pursuant to the terms of the tender offer.

The tender offer is subject to the satisfaction of certain conditions, including the consummation of the merger, receipt of financing, the valid tender of at least a majority in aggregate principal amount of the outstanding Notes and the execution of a supplemental indenture implementing proposed amendments to the indenture removing substantially all of the restrictive covenants and certain event of default provisions currently contained in the indenture.

The merger of Building One with and into GroupMAC is expected to close in late February.

Banc of America Securities LLC is the dealer manager, D.F. King & Co., Inc. is acting as information agent and State Street Bank and Trust Company is acting as the depository for the tender offer. Information concerning the tender offer, the consent solicitation, the consideration to be paid and additional information concerning the terms of the tender offer may be obtained by contacting Banc of America Securities LLC at 888-292-0070 (toll free) or 704-388-4813 (collect).

Group Maintenance America Corp. is a leader in the $120+ billion market of providing mechanical and electrical services to commercial, industrial and residential customers nationwide. Headquartered in Houston, Texas, the company currently has operations in 112 locations in 29 states throughout the United States and has annual revenues of approximately $1.6 billion.

Additional GroupMAC information and press releases are available on GroupMAC's website at http://www.groupmac.com.
      For additional information regarding Group Maintenance America Corp.
           via fax, at no cost, dial 1-800-PRO-INFO and enter "MAK."